SUMMARY PROSPECTUS FOR NEW INVESTORS

DELAWARE LIFE MASTERS PRIMESM VARIABLE ANNUITY

Issued By

DELAWARE LIFE INSURANCE COMPANY

[April 29], 2022

The Delaware Life Masters PrimeSM Variable Annuity (the “Contract”) is a flexible payment deferred variable annuity contract. Delaware Life Insurance Company (the “Company,” “Delaware Life,” “us,” “our,” or “we”) offers the Contract to individuals and entities. The Contract may also be offered through personal retirement and deferred compensation plans.

This Summary Prospectus summarizes key features of the Contract. Before you invest, you should also review the Prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find the Prospectus and other information about the Contract online at http://connect.rightprospectus.com/DelawareLife/TAHD/246115208. You can also obtain this information at no cost by calling (800) 253-2323 or by sending an email request to [address].

You may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total Contract value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

If you have any questions about the Contract, please contact us at our Service Address:

By mail - Delaware Life Insurance Company

P.O. Box 758581, Topeka, KS 66675-8581

By express mail - Delaware Life Insurance Company

Mail Zone 581, 5801 S.W. 6th Avenue, Topeka KS 66636

By facsimile - (785) 286-6118

By telephone - (877) 253-2323

www.Delawarelife.com

The Contracts are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

SPECIAL TERMS

The following terms as used in this Prospectus have the indicated meanings:

ACCUMULATION PHASE: The period before the Annuity Income Date while the Contract is in force.

ANNUAL WITHDRAWAL AMOUNT (“AWA”): Under the GLWB, the maximum amount that you may withdraw in a Contract Year without reducing the Withdrawal Benefit Base.

ANNUITANT: The natural person or persons with the right to receive annuity payments on or after the Annuity Income Date and on whose life or lives annuity payments involving life contingencies are based.

ASSET CHARGE: Also known as the mortality and expense risk charge, assessed in computing the Net Investment Factor.

BASIC (STANDARD) DEATH BENEFIT: The standard death benefit that pays your Contract Value calculated as of the Death Benefit Date to the Beneficiary.

BENEFICIARY: The person or entity having the right to receive the death benefit.

BONUS AMOUNT: An amount that may be added to the Withdrawal Benefit Base as a bonus at the end of each Contract Year and on the Income Start Date. See Rate Sheet Supplement for current rates.

BONUS BASE: The amount used to calculate any Bonus Amounts during the Bonus Period.

BONUS PERIOD: A 10-year time period before the Income Start Date, measured from the Issue Date or the last Step-Up Date, over which the Withdrawal Benefit Base can accumulate Bonus Amounts. The Bonus Period terminates automatically on the Income Start Date.

BONUS RATE: A percentage rate multiplied by the Bonus Base on each Contract Anniversary (and on the Income Start Date if not a Contract Anniversary) during the Bonus Period to determine any Bonus Amounts. See Rate Sheet Supplement for current rates.

BUSINESS DAY: Any day the New York Stock Exchange (“NYSE”) is open for trading and that is a day on which we process financial transactions and requests.

CODE: The Internal Revenue Code of 1986, as amended.

COMPANY (“we,” “us,” “our,” “DELAWARE LIFE”): Delaware Life Insurance Company.

CONTRACT: The flexible payment deferred variable annuity contract described in this Prospectus.

CONTRACT ANNIVERSARY: The same date in each succeeding year that corresponds to the Issue Date. If your Contract is issued on February 29th, your Contract Anniversary will be March 1st of each subsequent year.

CONTRACT VALUE: The sum of Variable Accumulation Value, if any, plus the Fixed Accumulation Value, if any, for that Valuation Period.

CONTRACT YEAR: A period of 365 days (366 days if a leap year) first measured from the Issue Date.

DESIGNATED INVESTMENT OPTIONS: The Subaccounts (and fixed Guarantee Period(s), if any) that we make available for use with the GLWB, the HAV Death Benefit, and the ROP Death Benefit riders.

FIXED ACCOUNT: A part of the Company’s general account, consisting of all the Company’s assets other than those allocated to the Company’s separate accounts.

FIXED ACCUMULATION VALUE: The sum of the values of all Guarantee Amounts credited to your Contract and the amounts in the DCA program for a Valuation Period.

FUND: An open-end management investment company, registered under the Investment Company Act of 1940, in which the Subaccount invests.

GLWB: An optional living benefit rider that you may be eligible to elect on or before the Issue Date of your Contract, which guarantees that the Owner may withdraw and receive an annual amount each Contract Year.

GOOD ORDER: A Complete instruction received by the Company, including legally and Company required information.

GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited. Each year in a Guarantee Period is 365 days (366 days if a leap year), first measured from the date of the allocation to the Guarantee Period.

HAV VALUE: The higher of (1) the total Purchase Payments, adjusted for any partial withdrawals, and (2) the highest Contract Value on any Contract Anniversary before the HAV Covered Person’s 81st birthday, adjusted for any Purchase Payments and any partial withdrawals made between such Contract Anniversary and the Death Benefit Date under the HAV Death Benefit rider.

INCOME PHASE (annuity payout): The annuity payout period that begins on the Annuity Income Date and during which annuity payments are made.

ISSUE DATE: The effective date of your Contract when we apply your initial Purchase Payment and issue your Contract.

MAXIMUM ANNUITY INCOME DATE: The first day of the month following the Contract Anniversary subsequent to the youngest Annuitant’s 100th birthday, unless otherwise restricted, in the case of a Qualified Contract, by the particular retirement plan or by applicable law.

NON-QUALIFIED CONTRACT: A Contract that does not receive favorable federal income tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code.

OPEN DATE: The Business Day your Application is received in Good Order by the Company.

OWNER: The person(s) or entity entitled to the ownership rights in the Contract. Joint Owners must be spouses recognized as such under federal tax laws.

PURCHASE PAYMENT: An amount paid to the Company as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408, 408A, or 457 of the Code.

RATE SHEET SUPPLEMENT: Rate Sheet Prospectus Supplements that detail and modify certain values and fees associated with the optional living benefit riders.

RMD AMOUNT: The required minimum distribution amount, if any, that must be distributed with respect to the Contract Value of a Qualified Contract for the current calendar year.

ROP VALUE: Total Purchase Payments adjusted for any partial withdrawals under the ROP Death Benefit rider.

SERVICE ADDRESS: By mail, Delaware Life Insurance Company, P.O. Box 758581, Topeka, KS 66675-8581; by express mail, Delaware Life Insurance Company, Mail Zone 581, 5801 SW 6th Avenue, Topeka, KS 66636; and by facsimile at (785)286-6118, or such other address specified by written notice, to which all correspondence concerning your Contract should be sent.

SUBACCOUNT: A division of the Variable Account which invests in shares of a Fund.

VALUATION PERIOD: The period of time beginning at the close of regular trading on the NYSE each Business Day and ending at the close of such trading on the next Business Day.

VARIABLE ACCOUNT: Delaware Life Variable Account F, which is a separate account of the Company consisting of assets set aside by the Company, the investment performance of which is kept separate from that of the general assets of the Company and which is not chargeable with liabilities arising out of any other business of the Company.

VARIABLE ACCUMULATION UNIT: A unit of measure, for each Subaccount of the Variable Account. It is used to calculate the Contract Value allocated to each Subaccount of the Variable Account during the Accumulation Phase.

VARIABLE ACCUMULATION VALUE: The sum of the values of all the Variable Accumulation Units in the Subaccounts supporting your Contract for a Valuation Period.

WITHDRAWAL BENEFIT BASE: Under the GLWB, the amount used to calculate the AWA and the GLWB Fee.

WITHDRAWAL CHARGE: The charge which will be applied in the event that you make a partial withdrawal or surrender your Contract during the period when the Withdrawal Charge applies.

YOU and YOUR: The terms “you” and “your” refer to the “Owner,” as that term is used in this Prospectus.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES AND EXPENSES				Location in the Prospectus
Charges for Early Withdrawals	If you withdraw money from your Contract within seven years following your last Purchase Payment, you will be assessed a Withdrawal Charge of up to 8% (as a percentage of Purchase Payments withdrawn), declining to 0% over that time period. For example, if you make an early withdrawal, you could pay a Withdrawal Charge of up to $8,000 on a $100,000 investment.			Fee Table - Transaction Expenses Withdrawals, Surrenders, and Withdrawal Charges
Transaction Charges	In addition to charges for early withdrawals, you may also be charged for other transactions. There may be taxes on Purchase Payments and charges for transfers between investment options. Currently, we do not charge for transfers. However, we reserve the right to charge $25 per transfer after the first 12 transfers per Contract Year.			Fee Table - Transaction Expenses Contract Charges
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options you choose. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the options you have elected.			Fee Table - Annual Contract Expenses Contract Charges Benefits Available Under the Contract Appendix A: Funds Available Under the Contract
	Annual Fee	Minimum	Maximum
	Base contract	[1.20]%[1]	[1.20]%[1]
	Investment options (Fund fees and expenses)	[ ]%[2]	[ ]%[2]
	Optional benefits available for an additional charge (for a single optional benefit, if elected)	0.05%[3]	1.95%[4]

1.  As a percentage of average Variable Accumulation Value, plus an amount attributable to the Annual Contract Fee.

2.  As a percentage of Fund net assets.

3.  As a percentage of ROP Value for the optional death benefit riders.

4.  As a percentage of Withdrawal Benefit Base. This represents the maximum fee for the rider.

Because your Contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your Contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes that you do not take withdrawals from the Contract, which could add Withdrawal Charges that substantially increase costs.

	Lowest Annual Cost: $[xxx]	Highest Annual Cost: $[xxx]

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Least expensive Fund fees and expenses

•  No optional benefits

•  No sales charges

•  No additional Purchase Payments, transfers or withdrawals

Assumes:

•  Investment of $100,000

•  5% annual appreciation

•  Most expensive combination of optional benefits and Fund fees and expenses

•  No sales charges

•  No additional Purchase Payments, transfers or withdrawals

RISKS		Location in the Prospectus
Risk of Loss	You can lose money by investing in the Contract.	Principal Risks of Investing in the Contract
Not a Short-Term Investment

•  The Contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

•  The benefits of tax deferral, long-term income, and living benefit guarantees mean the Contract is generally more beneficial to investors with a long-term horizon. You should not use the Contract as a short-term investment.

•  Withdrawal Charges may apply to withdrawals. If you take a withdrawal, a Withdrawal Charge may reduce the withdrawal amount that you actually receive or the value of your investment. Withdrawals may also reduce or terminate Contract guarantees.

•  Withdrawals may be subject to taxes, including a 10% federal tax penalty if you take a withdrawal before age 59 1⁄2.

Risks Associated with Investment Options

•  An investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract (e.g., the Funds).

•  Each investment option (including any Fixed Account investment option) will have its own unique risks.

•  You should review the investment options before making an investment decision.

Insurance Company Risks	An investment in the Contract is subject to the risks related to the Company. Any obligations (including under any Fixed Account investment options), guarantees, or benefits are subject to the claims-paying ability of the Company. Additional information about the Company, including its financial strength ratings, is available upon request by calling (877) 253-2323 or visiting https://www.delawarelife.com/our-company
RESTRICTIONS		Location in the Prospectus
Investments

•  Certain investment options may not be available under your Contract.

•  You are allowed to make 12 transfers between investment options per Contract Year free of charge, after which we reserve the right to charge $25 per transfer. At least 6 days must elapse between transfers. Your transfers between Fund options are subject to policies designed to deter excessively frequent transfers. These transfer restrictions do not apply to transfers under the Contract’s automatic transfer programs.

•  We reserve the right to remove or substitute Funds as investment options.

Variable Account Options: The Funds The Fixed Account Transfers Among the Subaccounts and the Fixed Account Appendix A: Funds Available Under the Contract

Optional Benefits

•  If you elect any of the optional benefit riders, your Purchase Payments and Contract Value allocations are strictly limited to Designated Investment Options and must be in compliance with the minimum and maximum aggregate allocation percentage requirements. We may change these restrictions in the future.

•  Failure to satisfy applicable investment restrictions will result in the termination of an optional benefit.

•  Withdrawals that exceed limits specified by the terms of an optional benefit may affect the availability of the benefit by reducing the benefit by an amount greater than the value withdrawn and could terminate the benefit.

Benefits Available Under the Contract Optional Living Benefits Death Benefit Appendix B: List of Designated Investment Options and Other Investment Restrictions

TAXES		Location in the Prospectus
Tax Implications

•  You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

•  There is no additional tax benefit if you purchase the Contract through a tax-qualified plan or an individual retirement account (IRA).

•  Earnings under your Contract are taxed at ordinary income rates when withdrawn. You may be subject to a 10% federal tax penalty if you take a withdrawal before age 59 1⁄2.

Tax Provisions
CONFLICTS OF INTEREST		Location in the Prospectus
Investment Professional Compensation	Your investment professional may receive compensation for selling the Contract to you, including commissions, other cash compensation, and non-cash compensation. We may share the revenue we earn on this Contract with your investment professional’s firm. As a result of these compensation arrangements, your investment professional may have a financial incentive to offer or recommend this Contract to you over another investment for which the investment professional is not compensated or compensated less.	Distribution of the Contract
Exchanges	Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange a contract you already own if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.

OVERVIEW OF THE CONTRACT

The Contract has two phases: (1) an Accumulation Phase (for savings) and (2) an Income Phase (for income).

•	Accumulation Phase. During the Accumulation Phase, you may generally make Purchase Payments under the Contract and allocate them to one or more of the Contract’s investment options, including:

•

The Fund options (also referred to as Variable Account options or Subaccounts), which have different underlying mutual funds with different investment objectives, strategies, and risks. When you choose to invest in the Fund options, you assume investment risk.

Additional information about each Fund is provided in an appendix to this prospectus. See

APPENDIX A: FUNDS AVAILABLE UNDER THE CONTRACT.

•	The Fixed Account options, if available, guarantee principal and interest for Guarantee Periods of one or more years. We are currently offering only one-year Guarantee Periods.

•

Income Phase. During the Income Phase, we make annuity payments to you, or someone else designated by you, based on the amount of assets annuitized. The dollar amount of the annuity payments are fixed (we do not offer variable payment options). We make the payments for life or for another period that you choose. Subject to the Maximum Annuity Income Date, you choose when to begin your annuity payments. Once the Income Phase begins, you cannot change your payment option. During the Income Phase, you will be unable to take withdrawals of Contract Value. The death benefit from the Accumulation Phase terminates at annuitization, and no amounts will be payable upon death unless the payment option that you selected provides otherwise. Optional living benefits under the Contract generally terminate upon annuitization.

Contract Features

•

Access to Your Money. You can withdraw money from your Contract or surrender your Contract during the Accumulation Phase. If you take a withdrawal or surrender, you may be subject to a Withdrawal Charge and income taxes, including a 10% federal tax penalty if you are younger than age 59 1⁄2.

•

Tax Deferral. The Contract has tax deferral, so your earnings under the Contract are not subject to tax unless you take a withdrawal, we make an annuity payment to you, or the death benefit is paid. If you purchase your Contract through a tax-qualified plan or individual retirement account (IRA), your purchase should be made for reasons other than tax-deferral. Tax-qualified plans and IRAs already provide tax-deferral without the need to purchase an annuity contract.

•	Optional Living Benefits. The Contract has a living benefit that provides guaranteed lifetime income:

•	A guaranteed lifetime withdrawal benefit which provides for annual lifetime withdrawal payments on a single life or joint life basis;

•

You will pay an additional ongoing charge. You may elect the optional living benefit, and your election must be made on or before the Issue Date of your Contract. You will be subject to investment restrictions if you elect an optional living benefit.

•

If you elect an optional living benefit rider, your Purchase Payments and Contract Value allocations are strictly limited to Designated Investment Options and must be in compliance with the minimum and maximum aggregate allocation percentage requirements. Additional information about each Designated Investment Option is provided in an appendix to this prospectus. See APPENDIX B: LIST OF DESIGNATED INVESTMENT OPTIONS AND OTHER INVESTMENT RESTRICTIONS.

•	Base and Optional Death Benefit. If you die during the Accumulation Phase, the Beneficiary of your Contract will receive the Contract’s death benefit.

•	The Contract includes at no additional cost a standard death benefit equal to Contract Value.

•

If you elect one of the Contract’s optional death benefits for an additional ongoing charge (the Highest Anniversary Value Death Benefit or the Return of Premium Death Benefit), a greater amount may be payable upon death. You may elect only one optional death benefit, and your election must be made on or before the Issue Date of your Contract.

•

If you elect an optional death benefit rider, your Purchase Payments and Contract Value allocations are strictly limited to Designated Investment Options and must be in compliance with the minimum and maximum aggregate allocation percentage requirements. Additional information about each Designated Investment Option is provided in an appendix to this prospectus. See APPENDIX B: LIST OF DESIGNATED INVESTMENT OPTIONS AND OTHER INVESTMENT RESTRICTIONS.

•	Additional Features and Services.

•

Automatic Transfer and Withdrawal Programs. At no additional charge, we offer two automatic transfer programs (Dollar Cost Averaging Program, Portfolio Rebalancing Program) and automatic withdrawal programs (Systematic Withdrawal Program).

•

Withdrawal Charge Waivers. At no additional charge, the Contract includes multiple Withdrawal Charge waivers, including an annual Free Withdrawal Amount (applicable to partial withdrawals but not a full surrender), a Nursing Home Withdrawal Charge Waiver, and a Terminal Illness Withdrawal Charge Waiver. The Withdrawal Charge waivers are subject to conditions and limitations. Withdrawals under these waivers may still be subject to taxes and tax penalties and may reduce Contract benefits.

•

E-Delivery. We offer an optional electronic delivery service for delivery of prospectuses, transaction confirmations, reports, and certain other communications in electronic format instead of receiving paper copies.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes information about the benefits available under the Contract.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Current Fee	Brief Description of Restrictions / Limitations
Dollar Cost Averaging Program	Allows you to allocate a Purchase Payment to the Fixed Account and automatically transfer a fractional amount of your Purchase Payment, plus accrued interest, from the Fixed Account to the Subaccounts each month during a designated period.	Standard	No charge	N/A

•   Available only during the Accumulation Phase.

•   Only 6-month and 12-month periods available.

•   $500 minimum allocation for a 6-month period.

•   $1,000 minimum allocation for a 12-month period.

•   Only monthly transfers available.

•   Program transfers do not count against transfer limitations under the Contract.

Portfolio Rebalancing Program	Allows you to automatically transfer Contract Value among the Subaccounts to maintain the percentage allocations you selected for the Subaccounts.	Standard	No charge	N/A	• Available only during the Accumulation Phase. • Only quarterly rebalancing available. • Program transfers do not count against transfer limitations under the Contract.

Systematic Withdrawal Program	Allows you to take automatic withdrawals from your Contract Value at a designated frequency.	Standard	No charge	N/A

•   Available only during the Accumulation Phase.

•   Systematic withdrawals may repeatedly expose you to the risks associated with partial withdrawals.

•   Withdrawals may be subject to Withdrawal Charges and taxes, including tax penalties.

•   Withdrawals reduce Contract Value (and the standard death benefit, if applicable).

•   Withdrawals may significantly reduce an optional living or death benefit, including by an amount greater than the value withdrawn.

•   We reserve the right to impose a minimum Contract Value of $10,000 for enrollment.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Current Fee	Brief Description of Restrictions / Limitations

Nursing Home Withdrawal Charge Waiver	Allows you to withdraw Contract Value without a Withdrawal Charge if you are confined to a nursing home.	Standard	No charge	N/A	• Not available until the first Contract Anniversary. • Must be confined to an eligible nursing home. • Must be confined for 90 continuous days. • Requires proof of eligibility.

Terminal Illness Rider	Allows you to withdraw Contract Value without a Withdrawal Charge if you develop a terminal illness.	Standard	No charge	N/A	• Not available until the first Contract Anniversary. • Must have a diagnosed terminal illness. • Requires proof of eligibility. • State variations may apply.

Standard Death Benefit	Pays a death benefit equal to the Contract Value.	Standard	No charge	N/A	• Withdrawals will reduce the benefit. • Annuitizing the Contract terminates the benefit.

Highest Anniversary Value (HAV) Death Benefit	Pays a death benefit equal to the higher of the Contract Value and the HAV Value.	Optional	0.40% of HAV Value	0.10% of HAV Value

•   Cannot be elected after the Contract is issued.

•   Owners and Annuitants must be younger than age 76 to elect.

•   Not available in California.

•   Investment restrictions limit available investment options and the percentage that can be allocated among the available options.

•   Withdrawals may significantly reduce the benefit, including by an amount greater than the value withdrawn.

•   Transfers other than to the then current Designated Investment Options in accordance with the permissible percentage allocations will terminate the benefit.

•   Annuitizing the Contract terminates the benefit.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Current Fee	Brief Description of Restrictions / Limitations

Return of Premium (ROP) Death Benefit	Pays a death benefit equal to the higher of the Contract Value and the ROP Value	Optional	0.20% of ROP Value	0.05% of ROP Value

•   Cannot be elected after the Contract is issued.

•   Owners and Annuitants must be younger than age 81 to elect.

•   Investment restrictions limit available investment options and the percentage that can be allocated among the available options.

•   Withdrawals may significantly reduce the benefit, including by an amount greater than the value withdrawn.

•   Transfers other than to the then current Designated Investment Options in accordance with the permissible percentage allocations will terminate the benefit.

•   Annuitizing the Contract terminates the benefit.

Guaranteed Lifetime Withdrawal Benefit (GLWB)

A GLWB allows you to withdraw a guaranteed amount of money each year, and your guaranteed withdrawals may continue for life (on a single- or joint-life basis) regardless of investment performance, provided that you comply with certain requirements.

This GLWB includes an annual step-up (based on the prior Contract Year highest quarter-end Contract Values) and bonus feature that may increase the guaranteed benefit. This GLWB permits multiple ten-year bonus periods.

		Optional	1.95% of Withdrawal Benefit Base	See Rate Sheet Supplement for Current Charges

•   Cannot make Purchase Payments in excess of $1.5 million without prior approval.

•   Cannot make Purchase Payments after the third Contract Anniversary.

•   The maximum Withdrawal Benefit Base is $5,000,000.

•   Cannot be elected after the Contract is issued.

•   Owners and Annuitants must be at least age 45 and younger than age 81 to elect.

•   Investment restrictions limit available investment options and the percentage that can be allocated among the available options.

•   Early and excess withdrawals may significantly reduce the benefit, including by an amount greater than the value withdrawn, and may terminate the benefit.

Name of Benefit	Purpose	Is Benefit Standard or Optional	Maximum Fee	Current Fee	Brief Description of Restrictions / Limitations

•   Deferring withdrawals in early years may allow you to take larger guaranteed withdrawals in later years.

•   Purchase Payments may be subject to additional limits.

•   See Rate Sheet Supplement for current Lifetime Withdrawal Percentages and Bonus Rates.

•   All withdrawals reduce the potential for step-ups.

•   A step-up may increase your charge (no future step-ups are allowed if you refuse consent to a charge increase).

•   Bonus feature not available after the Income Start Date (step-up feature may be available until the Annuity Income Date).

•   Annuitizing the Contract may eliminate the benefit.

BUYING THE CONTRACT

Applications for the contract should be submitted through you financial professional to our Service Address. We reserve the right to reject any application. We “Open” the Contract on the Business Day when we receive your application in Good Order at our Service Address. We refer to this date as the “Open Date.” We issue your Contract within two Business Days after we receive your initial Purchase Payment and your application is in Good Order. We refer to this date as the “Issue Date.”

Age Requirements

To purchase a Contract all Owners and Annuitants must be younger than age 81 on the Open Date. The GLWB may be elected only if all Owners and Annuitants are younger than age 81 on the Open Date and older than age 45 on the Issue Date. The HAV Death Benefit and ROP Death Benefit options may be elected only if all Owners and Annuitants are younger than 71 on the Open Date.

Initial Purchase Payment

We will not issue the Contract unless we have received your initial Purchase Payment. The initial Purchase Payment must be at least $10,000 for a Non-Qualified Contract, or the maximum annual Individual Retirement Annuity contribution under the Code for a Qualified Contract. The maximum annual Individual Retirement Annuity contribution under the Code for 2021 for traditional IRAs and Roth IRAs cannot be more on a combined basis than $6,000 ($7,000 if you are age 50 or older).

If we receive an application not in Good Order and we do not receive the required information or documentation within five Business Days from our receipt of your initial Purchase Payment, we will either send back your initial Purchase Payment or request your permission to keep the initial Purchase Payment until we receive the required information or documentation. Then, when the application is in Good Order, we will apply your Purchase Payment within two Business Days.

Additional Purchase Payments

You are generally permitted to make additional Purchase Payments during the Accumulation Phase, subject to limitations. Each additional Purchase Payment must be at least $500. In addition, unless we have given our prior approval, we will not accept a Purchase Payment that would cause the total Purchase Payments to a Contract to exceed $1.5 million. We will not accept a Purchase Payment after any Owner or Annuitant’s 93rd birthday. We will not accept a Purchase Payment after the third Contract Anniversary if you purchased the GLWB. We reserve the right not to accept any Purchase Payment.

We process additional Purchase Payments as of the Business Day that we receive them. We will consider all financial transactions, including Purchase Payments, to be received on the next Business Day if we receive them (1) on a day that is not a Business Day or (2) after the close of a Business Day.

Allocating Your Purchase Payments

You may allocate your Purchase Payments among the Subaccounts offered as the Variable Account options and Guarantee Periods currently available and offered as the Fixed Account options. However, any allocation to a Guarantee Period must be at least $500. We reserve the right to change this minimum amount upon written notice to you.

During the Accumulation Phase, you may specify the percentage of each Purchase Payment to be allocated to each Subaccount or Guarantee Period, if available. These percentages are called your allocation instructions. You may change your allocation instructions for future Purchase Payments by sending a notice of the change in Good Order to the Service Address. We will use your new allocation instructions for current and future Purchase Payments until we receive another change notice in Good Order.

If you elect an optional living benefit rider, your Purchase Payment allocations may be subject to investment restrictions. See Appendix B: List of Designated Investment Options and Other Investment Restrictions.

MAKING WITHDRAWALS:ACCESSING THE MONEY IN YOUR ACCOUNT

Requesting a Withdrawal

At any time during the Accumulation Phase, you may withdraw all (full surrender) or any portion (partial withdrawal) of your Contract Value. We process withdrawal requests as of the Business Day that we receive them. We will consider financial transactions, including withdrawals requests, to be received on the next Business Day if we receive them (1) on a day which is not a Business Day or (2) after the close of the Business Day. A full surrender or partial withdrawal will normally be paid within seven calendar days after we receive your request in Good Order.

All withdrawals may be subject to a Withdrawal Charge, which may be significant. All withdrawals may have adverse state and federal income tax consequences, including a 10% penalty tax. A full surrender terminates your Contract and all of its benefits. Partial Withdrawals reduce your Contract Value and could significantly reduce the value of your Contract’s benefits, including the standard death benefit, and could terminate an optional benefit.

During the Income Phase you cannot take withdrawals from the Contract.

Full Surrenders

If you withdraw the entire Contract Value, your request will result in a full surrender of the Contract. In that event, we calculate the amount we will pay you as follows:

•

first, we determine your Contract Value as the sum of any Fixed Accumulation Value and any Variable Accumulation Value based on the price next determined for each Subaccount at the end of the Valuation Period during which we receive your withdrawal request;

•	we then deduct the proportionate amount of the Annual Contract Fee, if applicable; and

•	we then calculate and deduct any applicable Withdrawal Charge.

In addition, any applicable taxes will be deducted from the amount you receive. A full withdrawal results in the surrender of your Contract, cancellation of all rights and privileges under your Contract, and the termination of any elected GLWB, GMPB, GLWB/GMPB Combo, GMAB, HAV Death Benefit and ROP Death Benefit benefits.

A full surrender terminates your Contract and all of its benefits.

There is no Free Withdrawal Amount applied to full surrenders.

Partial Withdrawals

When you withdraw less than the entire Contract Value, you request a partial withdrawal. In that event, you can ask to have any applicable charges deducted either from:

•	the amount of your partial withdrawal request (thereby reducing the amount you are to receive); or

•	your Contract Value (thereby reducing your Contract Value by the amount of your partial withdrawal request plus any applicable Withdrawal Charge).

If you make no specification, we will process your withdrawal request using the first option above. Please note: Under either option, any applicable taxes will be deducted from the amount you receive.

Unless you have elected an optional living or death benefit you may specify the amount you want withdrawn from each Subaccount (including a Designated Investment Option), Guarantee Amount and/or Fixed

Accumulation Value in the DCA program to which your Contract Value is allocated. If you do not so specify, we will deduct the total amount you request pro-rata, from each Subaccount (including a Designated Investment Option), Guarantee Amount and Fixed Accumulation Value in the DCA program, if any, at the end of the Valuation Period during which we receive your request.

All withdrawals reduce your Contract Value (and the standard death benefit, if applicable) by the dollar amount of the withdrawal. Withdrawals may significantly reduce any optional living benefit and death benefit values. In calculating the amount payable under the optional living benefit or death benefit, the benefit may be reduced by an amount that is greater than the amount by which your Contract Value is reduced by the withdrawal depending on the circumstances.

If you request a partial withdrawal that would result in your Contract Value being reduced to an amount less than the $2,000 minimum Contract Value, we reserve the right to treat it as a request for a full surrender of your Contract.

Free Withdrawal Amount

In each Contract Year, you may withdraw a portion of your Contract Value before incurring the Withdrawal Charge.

During the first Contract Year, the Free Withdrawal Amount is equal to 10% multiplied by the total amount of Purchase Payments.

In any Contract Year thereafter, the Free Withdrawal Amount is equal to the greater of:

a)	The Free Withdrawal Percentage of 10%, multiplied by the Contract Value (computed as of the last Contract Anniversary prior to withdrawal); or

b)	The RMD Amount, if any, for the current calendar year.

The Free Withdrawal Amount will be reduced by any prior withdrawals taken during the same Contract Year. Any portion of the Free Withdrawal Amount that is not used during a Contract Year will not be available for use in future Contract Years.

If your Contract is a Non-Qualified Contract from which no RMD amount is currently due, there is no Free Withdrawal Amount in the first Contract Year. Although there is no Withdrawal Charge for a withdrawal of the Free Withdrawal Amount, it could be subject to adverse state and federal tax consequences.

ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Contract. Please refer to your Contract specifications page for information about the specific fees you will pay each year based on the optional benefits you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Contract, surrender or make withdrawals from the Contract, or transfer Contract Value between investment options. State premium taxes may also be deducted.

Transaction Expenses

Sales Load Imposed on Purchases (as a percentage of Purchase Payments)		None

Deferred Sales Load (or Withdrawal Charge) (as a percentage of Purchase Payments withdrawn)		8%[1]

Withdrawal Charge Schedule

Number of Completed Years Since the Purchase Payment Has Been in Your Contract	Withdrawal Charge
0	8%
1	7%
2	6%
3	6%
4	5%
5	4%
6	3%
7 or more	0%
Exchange Fee (per transfer after 12th transfer in a Contract Year)		$25 (Currently $0)

1.

A portion of your Contract Value may be withdrawn each year without imposition of any Withdrawal Charge. (See “WITHDRAWALS, SURRENDERS, AND WITHDRAWAL CHARGES – Free Withdrawal Amount.” After a Purchase Payment has been in your Contract for seven complete years, that Purchase Payment may be withdrawn free of any Withdrawal Charge. We reserve the right to charge a fee for transfers to and from Guarantee Periods into or out of other Guarantee Periods within a thirty-day period.

The next table describes the fees and expenses that you will pay each year during the time that you own the Contract (not including Fund fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses

Administrative Expenses[1]		$30
Base Contract Expenses[2] (as a percentage of average Variable Accumulation Value)		1.20%
Optional Benefit Expenses	Maximum Charge	Current Charge
Optional Death Benefits
Highest Anniversary Value (HAV) Death Benefit (as a percentage of the HAV Value3)	0.40% annually (0.10% quarterly)	0.40% annually (0.10% quarterly)
Return of Premium (ROP) Death Benefit (as a percentage of the ROP Value3)	0.20% annually (0.05% quarterly)	0.20% annually (0.05% quarterly)
Optional Living Benefits
Guaranteed Lifetime Withdrawal Benefits
GLWB (as a percentage of the Withdrawal Benefit Base3)	(1.95% annually) (0.4875% quarterly)	See Rate Sheet Supplement for current rates.

1.

Referred to as the “Annual Contract Fee” elsewhere in this prospectus. If you surrender your Contract on a date other than a Contract Anniversary, we will deduct a proportionate amount of the Annual Contract Fee to reflect the time elapsed between the last Contract Anniversary and the date of the surrender. We will not deduct the Annual Contract Fee if your Contract Value is $100,000 or more on your Contract Anniversary or on the date you surrender your Contract. (See “CONTRACT CHARGES - Annual Contract Fee.”)

2.	Referred to as the “Asset Charge” elsewhere in this prospectus. (See “CONTRACT CHARGES - Asset Charges.”)
3.

The HAV Value, ROP Value, or Withdrawal Benefit Base, as applicable, is initially equal to your initial Purchase Payment in the Subaccounts and is thereafter subject to possible positive and negative adjustments. (See “DEATH BENEFIT” and “OPTIONAL LIVING BENEFITS.”)

The next item shows the minimum and maximum total operating expenses charged by the Funds that you may pay periodically during the time that you own the Contract. A complete list of Funds available under the Contract, including their annual expenses, may be found at the back of this document in Appendix A.

Annual Fund Expenses

	Minimum		Maximum
(expenses that are deducted from Fund assets, including management fees, and/or service (12b-1) fees, and other expenses)	0.	%	.	%

EXAMPLE

This Example is intended to help you compare the cost of investing in the Contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual Contract expenses, and annual Fund expenses.

The Example assumes that you invest $100,000 in the Contract for the time periods indicated. The Example also assumes that your investment has a 5% return each year and assumes the most expensive combination of annual Fund expenses and optional benefits available for an additional charge. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

(1)	If you surrender your Contract at the end of the applicable time period:

1 year	3 years	5 years	10 years
$	$	$	$

(2)	If you annuitize your Contract at the end of the applicable time period or do not surrender your Contract:

1 year	3 years	5 years	10 years
$	$	$	$

APPENDIX A:

FUNDS AVAILABLE UNDER THE CONTRACT

The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at http://connect.rightprospectus.com/Delawarelife/TAHD/246115166. You can also request this information at no cost by calling (877) 253-2323 or by sending an email request to [address]. Depending on the optional benefits you choose, you may not be able to invest in certain Funds. See APPENDIX B: LIST OF DESIGNATED INVESTMENT OPTIONS AND OTHER INVESTMENT RESTRICTIONS.

The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher, and performance would be lower if these other charges were included. A Fund’s past performance is not necessarily an indication of future performance.

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Type	Fund Name (Investment Adviser/Sub-adviser, if any)	.xx%	x%	x%	x%
Allocation-Cautious	MFS® Variable Insurance Trust III Conservative Allocation Portfolio (Massachusetts Financial Services Company)
Allocation-Cautious	JPMorgan Insurance Trust Income Builder Portfolio (J.P. Morgan Investment Management, Inc.)
Allocation-Moderate	AB Variable Products Series Balanced Wealth Strategy Portfolio (AllianceBernstein L.P.)
Allocation-Moderate	American Funds Insurance Series® Asset Allocation Fund (Advisors Capital Research and Management Company)
Allocation-Moderate	American Funds Insurance Series® Global Balanced Fund (Advisors Capital Research and Management Company)
Allocation-Moderate	BlackRock Global Allocation V.I. Fund (BlackRock Advisors, LLC)
Allocation-Moderate	First Trust Dow/Jones Dividend & Income Allocation Portfolio (First Trust Advisers L.P)
Allocation-Moderate	Invesco V.I. Equity and Income Fund (Invesco Advisers, Inc./Invesco affiliates1)

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Allocation-Moderate	MFS® Variable Insurance Trust Total Return Series (Massachusetts Financial Services Company)
Allocation-Moderate	MFS® VIT III Moderate Allocation Portfolio (Massachusetts Financial Services Company)
Allocation-Moderate	MFS® VIT III Growth Allocation Portfolio (Massachusetts Financial Services Company)
Allocation-Moderate	Morgan Stanley Variable Insurance Fund, Inc. Global Strategist Portfolio (Morgan Stanley Investment Management Inc.)
Allocation-Moderate	Putnam VT George Putnam Balanced Fund (Putnam Investment Management, LLC/ Putnam Investments Limited)
Allocation-Moderate	Putnam VT Global Asset Allocation (Putnam Investment Management, LLC/(Putnam Investments Limited and Putnam Advisor Company, LLC)
Allocation-Aggressive	Lazard Retirement Global Dynamic Multi-Asset Portfolio (Lazard Asset Management LLC)
Fixed Income	Invesco V.I. Core Plus Bond Fund (Invesco Advisers, Inc./Invesco affiliates1)
Fixed Income	Lord Abbett Series Fund, Bond Debenture Portfolio (Lord, Abbett & Co. LLC)
Fixed Income	MFS® Variable Insurance Trust II U.S. Government Money Market Portfolio (Massachusetts Financial Services Company)
Fixed Income	MFS® Variable Insurance Trust Total Return Bond Series (Massachusetts Financial Services Company)
Fixed Income	PIMCO VIT International Bond Portfolio(U.S. Dollar-Hedged)Advisor Shares (Pacific Investment Management Company LLC)

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Fixed Income	PIMCO VIT Total Return Portfolio (Pacific Investment Management Company LLC)
Fixed Income	Putnam VT Income Fund (Putnam Investment Management, LLC/Putnam Investments Limited)
Fixed Income	Western Asset Core Plus VIT Portfolio (Legg Mason Partners Fund Advisor, LLC/Western afffiliates2)
Domestic Large Cap	AB Variable Products Series AB Large Cap Growth Portfolio (AllianceBernstein L.P.)
Domestic Large Cap	American Funds Insurance Series® Growth Fund (Advisors Capital Research and Management Company)
Domestic Large Cap	American Funds Insurance Series® Growth-Income Fund (Advisors Capital Research and Management Company)
Domestic Large Cap	BlackRock Capital Appreciation V.I. Fund (BlackRock Advisors, LLC)
Domestic Large Cap	Columbia Variable Portfolio - Select Large Cap Value Fund (Columbia Management Investment Advisers, LLC)
Domestic Large Cap	Goldman Sachs Variable Insurance Trust U.S. Equity Insights Fund (Goldman Sachs Asset Management, L.P.)
Domestic Large Cap	MFS® Variable Insurance Trust Value Series (Massachusetts Financial Services Company)
Domestic Large Cap	MFS® Variable Insurance Trust II Core Equity Portfolio (Massachusetts Financial Services Company)
Domestic Large Cap	Morgan Stanley Variable Insurance Fund, Inc. Growth Portfolio (Morgan Stanley Investment Management Inc.)

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Domestic Large Cap	Putnam VT Large Cap Value Fund (Putnam Investment Management, LLC/Putnam Investments Limited)
Domestic Large Cap	Putnam VT Research Fund (Putnam Investment Management, LLC/Putnam Investments Limited and Putnam Advisor Company, LLC)
Small and Mid Cap	AB Variable Product Series Small/Mid Cap Value Portfolio (AllianceBernstein L.P.)
Small and Mid Cap	ClearBridge Variable Mid Cap Portfolio (Legg Mason Partners Fund Advisor, LLC/ClearBridge Investments, LLC)
Small and Mid Cap	MFS® Variable Insurance Trust III Blended Research® Small Cap Equity Portfolio (Massachusetts Financial Services Company)
Small and Mid Cap	MFS® Variable Insurance Trust Mid Cap Growth Series (Massachusetts Financial Services Company)
Small and Mid Cap	MFS® Variable Insurance Trust New Discovery Series (Massachusetts Financial Services Company)
Small and Mid Cap	MFS® Variable Insurance Trust III New Discovery Value Series (Massachusetts Financial Services Company)
Global Equity	American Funds Insurance Series® Global Growth Fund (Advisors Capital Research and Management Company)
Global Equity	American Funds Insurance Series® International Fund (Advisors Capital Research and Management Company)
Global Equity	American Funds Insurance Series® New World Fund (Advisors Capital Research and Management Company)

Type/Investment Objective	Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/21)
			1 year	5 year	10 year
Global Equity	MFS® Variable Insurance Trust II Global Growth Portfolio (Massachusetts Financial Services Company)
Global Equity	Morgan Stanley Variable Insurance Fund, Inc. Global Franchise Portfolio (Morgan Stanley Investment Management Inc./ Morgan Stanley Investment Management Limited
Specialty/Sector	PIMCO VIT Commodity Real Return® Strategy Portfolio (Pacific Investment Management Company LLC)
Specialty/Sector	MFS® Variable Insurance Trust II Technology Portfolio (Massachusetts Financial Services Company)
Specialty/Sector	MFS® Variable Insurance Trust III Global Real Estate Portfolio (Massachusetts Financial Services Company)
Specialty/Sector

Morgan Stanley Variable Insurance Fund, Inc. Global Infrastructure Portfolio (Morgan Stanley Investment Management Inc./Morgan Stanley Investment Management Limited and Morgan Stanley Investment Management Company)

[1]

These affiliated sub-advisers may be appointed from time to time by Invesco Advisers, Inc to provide discretionary investment management services, investment advice and/or order execution services are: Invesco Asset Management (Japan) Limited, Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Canada Ltd, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Capital Management LLC, Invesco Asset Management (India) Private Limited and Oppenheimer Funds, Inc.

[2]

These affiliated sub-advisers are Western Asset Management Company, LLC , Western Asset Management Company Limited in London, Western Asset Management Company Pte. Ltd.in Singapore and Western Asset Management Company Ltd in Japan.

APPENDIX B:

LIST OF DESIGNATED INVESTMENT OPTIONS AND OTHER INVESTMENT RESTRICTIONS

If you own any of the optional benefit riders listed below, your Contract is subject to investment restrictions that limit the investment options that are available to you:

•	GLWB

•	HAV Death Benefit

•	ROP Death Benefit

If you violate the investment restrictions applicable to your benefit, your benefit will terminate automatically.

Investment Restrictions

If you own any of these optional benefit riders, only the Funds that we have designated as “Designated Investment Options” are available for investment. We limit the number and type of available Designated Investment Options and impose minimum and maximum allocation requirements for each Designated Investment Option category in our sole discretion. Currently, the Designated Investment Options and four category aggregate allocation percentages, are the following:

Categories	Minimum/Maximum Aggregate Allocation Percentages	Designated Investment Options
Category I	minimum 20% maximum 100%

American Funds Insurance Series®, Asset Allocation Fund

BlackRock Global Allocation V.I. Fund

First Trust/Dow Jones Dividend & Income Allocation Portfolio

Invesco V.I. Core Plus Bond Fund

JPMorgan Insurance Trust Income Builder Portfolio

Lord Abbett Series Fund, Bond Debenture Portfolio

MFS® Conservative Allocation Portfolio

MFS® U.S. Government Money Market Portfolio

MFS® Total Return Bond Series

PIMCO Total Return Portfolio

PIMCO International Bond Portfolio (U.S. Dollar-Hedged)

Putnam VT Income Fund

Legg Mason Partners Variable Income Trust, Western Asset Core Plus VIT Portfolio

Category II	minimum 0% maximum 80%

AB Balanced Wealth Strategy Portfolio

AB Large Cap Growth Portfolio

American Funds Insurance Series®, Global Balanced Fund

American Funds Insurance Series®, Global Growth Fund

American Funds Insurance Series®, Growth Fund

American Funds Insurance Series®, Growth-Income Fund

Columbia Variable Portfolio - Select Large Cap Value Fund

Goldman Sachs V.S. Equity Insights Fund

Invesco V.I. Equity and Income Fund

Lazard Retirement Global Dynamic Multi-Asset Portfolio

MFS® Core Equity Portfolio

MFS® Global Growth Portfolio

MFS® Growth Allocation Portfolio

MFS® Moderate Allocation Portfolio

MFS® Total Return Series

Categories	Minimum/Maximum Aggregate Allocation Percentages	Designated Investment Options

MFS® Value Series

Morgan Stanley Variable Insurance Fund, Inc., Global Strategist Portfolio

Putnam VT Large Cap Value Fund

Putnam VT George Putnam Balanced Fund

Putnam VT Global Asset Allocation Fund

Putnam VT Research Fund

Category III	minimum 0% maximum 25%

AB Small/Mid Cap Value Portfolio

American Funds Insurance Series®, International Fund

American Funds Insurance Series®, New World Fund®

Legg Mason Partners Variable Equity Trust, ClearBridge Variable Mid Cap Portfolio

MFS® Blended Research® Small Cap Equity Portfolio

MFS® Mid Cap Growth Series

MFS® New Discovery Series

MFS® New Discovery Value Portfolio

Morgan Stanley Variable Insurance Fund, Inc., Global Franchise Portfolio

Morgan Stanley Variable Insurance Fund, Inc., Growth Portfolio

Category IV	minimum 0% maximum 10%

MFS® Technology Portfolio

MFS® Global Real Estate Portfolio

Morgan Stanley Variable Insurance Fund, Inc., Global Infrastructure Portfolio

PIMCO CommodityRealReturn® Strategy Portfolio

Putnam VT Global Health Care Fund

You may transfer funds within the categories as long as your allocations remain within the percentage ranges we have established and may change from time to time, and you adhere to the transfer provisions of your Contract.

The Prospectus and the statement of additional information (“SAI”) dated [April 29, 2022] include additional information. The prospectus and SAI may be amended or supplemented from time to time, are incorporated by reference into this Initial Summary Prospectus. The SAI may be obtained at no cost, in the same manner as the Prospectus. The prospectus and SAI are available, without charge, upon request. For a free copy, or to request other information about the Contract or make other inquiries, call us at (877) 253-2323. The Prospectus and SAI are also available on our website at http://connect.rightprospectus.com/DelawareLife/TAHD/246115166

Reports and other information about the Variable Account are available on the SEC’s website at https://www.sec.gov/, and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.

EDGAR Contract Identifier No. C000204561